   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 2001
                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                               ------------------
                              GENERAL MILLS, INC.
             (Exact name of registrant as specified in its charter)

                     DELAWARE                                           41-0274440
           (State or other jurisdiction                              (I.R.S. Employer
         of incorporation or organization)                          Identification No.)

                       NUMBER ONE GENERAL MILLS BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (763) 764-7600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                             SIRI S. MARSHALL, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              GENERAL MILLS, INC.
                       NUMBER ONE GENERAL MILLS BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55426
                                 (763) 764-7230
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:
                             WINTHROP CONRAD, ESQ.
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 450-4890
                               ------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 From time to time after the effective date of this Registration Statement, as determined by market conditions.
                               ------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                              PROPOSED
            TITLE OF EACH                                     MAXIMUM          PROPOSED MAXIMUM       AMOUNT OF
         CLASS OF SECURITIES             AMOUNT TO BE      OFFERING PRICE     AGGREGATE OFFERING     REGISTRATION
           TO BE REGISTERED               REGISTERED        PER UNIT(1)            PRICE(1)              FEE
-----------------------------------------------------------------------------------------------------------------
Debt Securities.......................  $8,000,000,000(2)       100%(3)         $8,000,000,000(3)     $1,912,000
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

(1) Estimated in accordance with Rule 457(o) solely for the purpose of calculating the registration fee.

(2) Or, in the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of $8,000,000,000. Any offering of debt securities denominated in a currency other than U.S. dollars or in a composite currency will be treated as the equivalent in U.S. dollars based on the exchange rate in effect at the time of purchase of the debt securities.

(3) Plus accrued interest, if any.
                               ------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT COVERING THEM HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 2001

                              [GENERAL MILLS LOGO]

                                 $8,000,000,000

                              GENERAL MILLS, INC.
                                DEBT SECURITIES

                                ---------------

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $8,000,000,000.

     This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplements may also add, update or change information contained in this prospectus.

     We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be in any accompanying prospectus supplement.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" on page 15.

     This prospectus may not be used to carry out sales of securities unless accompanied by a prospectus supplement.

                                ---------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                The date of this Prospectus is           , 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
General Mills, Inc. ........................................    3
Ratios of Earnings to Fixed Charges.........................    3
Use of Proceeds.............................................    4
Description of Debt Securities We May Offer.................    4
Plan of Distribution........................................   14
Validity of Debt Securities We May Offer....................   15
Experts.....................................................   15
Where You Can Find More Information.........................   15

                              GENERAL MILLS, INC.

     General Mills is a leading manufacturer and marketer of packaged consumer foods. We market our products primarily through our own sales organizations, supported by advertising and other promotional activities. We primarily distribute our products directly to retail food chains, cooperatives, membership stores and wholesalers. Certain food products, such as yogurt and some foodservice and refrigerated products, are sold through distributors and brokers. On October 31, 2001, we completed the acquisition of the worldwide businesses of The Pillsbury Company from Diageo.

     Our primary product and service categories consist of the following:

- Ready-to Eat Cereals, including such well-known brands as CHEERIOS, WHEATIES and TOTAL.

- Baking Products, including lines of dessert, muffin and cookie mixes under the BETTY CROCKER trademark; baking mix under the BISQUICK trademark; and flour under the GOLD MEDAL trademark.

- Meal Products, including BETTY CROCKER dry packaged dinner mixes, specialty potatoes, instant mashed potatoes and seasoned rice and pasta side dishes, LLOYD's refrigerated entrees, OLD EL PASO Mexican foods, PROGRESSO soups, and GREEN GIANT canned and frozen vegetables and meal starters.

- Dough Products, including a variety of PILLSBURY brand refrigerated dough for cookies, breads and rolls; PILLSBURY frozen baked goods, waffles and breakfast pastries; and TOTINO'S frozen pizza and snacks.

- Snacks, including POP SECRET microwave popcorn, BUGLES, CHEX and GARDETTO's snack mixes, and lines of grain snacks and fruit snacks.

- Yogurt and Health Ventures, including YOPLAIT and COLOMBO yogurt, Small Planet Foods, a marketer of organic food products, and 8th Continent, a soy product joint venture with DuPont.

- Bakeries and Foodservice, which includes mixes and unbaked, par-baked and fully baked dough products marketed to bakeries, together with branded and custom products that are offered in commercial and non-commercial foodservice sectors like school cafeterias, restaurants and convenience stores.

- International Operations, which market a broad portfolio of brands outside of North America, including PILLSBURY dough-based products, GREEN GIANT vegetables, BETTY CROCKER mixes, OLD EL PASO Mexican foods, and HAAGEN-DAZS ice cream; operations in Canada that have leading market positions in the cereal, snacks and dinner and baking mix categories; Cereal Partners Worldwide, a joint venture with Nestle S.A. for ready-to-eat cereals; and Snack Ventures Europe, a joint venture with PepsiCo, Inc. for snacks.

     On November 25, 2001, we employed approximately 27,000 persons, owned 85 production facilities worldwide and owned or operated numerous flourmills and grain elevators.

     Our principal executive offices are located at Number One General Mills Boulevard, Minneapolis, Minnesota 55426; telephone number (763) 764-7600. See "Where You Can Find More Information" on page 15 for details about information incorporated by reference into this prospectus.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our consolidated ratios of earnings to fixed charges for the 13-week periods ended August 26, 2001 and August 27, 2000 and for each of the fiscal years ended May 1997 through 2001 are as follows:

13 WEEKS
ENDED                                       FISCAL YEARS ENDED
-----------------------------   ------------------------------------------
AUG 26                 AUG 27   MAY 27   MAY 28   MAY 30   MAY 31   MAY 25
2001                    2000     2001     2000     1999     1998     1997
------                 ------   ------   ------   ------   ------   ------
6.03                    4.96     5.29     6.25     6.67     5.63     6.54

The ratio of earnings to fixed charges has been computed by dividing income before income taxes plus fixed charges (net of capitalized interest) by fixed charges. Fixed charges consist of interest expense before reduction for capitalized interest and one-third of rental expense, which is considered to be representative of an interest factor.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, which may include, among other things, working capital, capital expenditures, the repurchase of shares of common stock, acquisitions, the repayment of short-term borrowings or other indebtedness.

                         DESCRIPTION OF DEBT SECURITIES
                                  WE MAY OFFER

     As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. The indenture is a contract, dated February 1, 1996, between us and U.S. Bank National Association, which acts as trustee. The trustee has two main roles:

1. The trustee can enforce your rights against us if we default. Defaults are described under "What Is an Event of Default?" on page 13. There are some limitations on the extent to which the trustee acts on your behalf, described later on pages 13 and 14 under "Remedies If an Event of Default Occurs."

2. The trustee also performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

     The indenture contains the full legal text of the matters described in this section. The indenture and the debt securities are governed by New York law. The indenture is an exhibit to our registration statement. See "Where You Can Find More Information" on page 15 for information on how to obtain a copy.

     We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the amount of debt we may issue.

     This section summarizes the material terms of the debt securities that are common to all series, although the prospectus supplement that describes the terms of each series of debt securities may also describe differences from the material terms summarized here. Because this section is a summary, it does not describe every aspect of the debt securities, and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some of the terms used in the indenture. In this prospectus, we describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, those sections or defined terms are incorporated by reference here or in the prospectus supplement. That means we can disclose that information to you by referring you to those sections or defined terms in the indenture. You must look to the indenture for the most complete description of what we describe in summary form in this prospectus.

     This summary also is subject to and qualified by the more detailed description of the particular amounts, prices and terms of the debt securities comprising the series described in the prospectus supplement. The prospectus supplement relating to each series of debt securities offered will be attached to the front of this prospectus. In some instances, certain of the precise terms of debt securities you are offered may be described in a further prospectus supplement, known as a pricing supplement.

     We may issue the debt securities as original issue discount securities, which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to those original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to those particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to those debt securities.

     In addition, the specific financial, legal and other terms particular to a series of debt securities are described in the prospectus supplement relating to the series.

                                     TERMS

     The prospectus supplement (including any separate pricing supplement) relating to a series of debt securities being offered will describe the following terms:

- the title of the offered debt securities;

- any limit on the aggregate principal amount of the offered debt securities;

- the purchase price of the offered debt securities;

- the date or dates on which the offered debt securities will be payable;

- the rate or rates, which may be fixed or variable, at which the offered debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

- the dates on which interest, if any, on the offered debt securities will be payable and the regular record dates for the interest payment dates;

- any mandatory or optional sinking funds or similar provisions or provisions for redemption at the option of the issuer;

- the date, if any, after which and the price or prices at which the offered debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of those optional or mandatory redemption provisions;

- if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the offered debt securities will be issuable;

- if other than the principal amount of the offered debt securities, the portion of the principal amount of the offered debt securities which will be payable upon the declaration of acceleration of the maturity of the offered debt securities;

- the currency of payment of principal, premium, if any, and interest on the offered debt securities;

- any index used to determine the amount of payment of principal of, premium, if any, and interest on the offered debt securities;

- whether the provisions described under "Defeasance" apply to the offered debt securities;

- if the offered debt securities will be issuable only in the form of one or more global securities as described under "Global Securities" on pages 4 and 5, the depository or its nominee with respect to the series of debt securities and the circumstances under which a global security may be registered for transfer or exchange in the name of a person other than the depository or the nominee; and

- any other special feature of the offered debt securities.

                                LEGAL OWNERSHIP

STREET NAME AND OTHER INDIRECT HOLDERS

     Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as the legal holders of debt securities. This is called holding in "street name." Instead, we would recognize as the direct holder only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in the agreements with their customers or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

- How it handles securities payments and notices.

- Whether it imposes fees or charges.

- How it would handle voting if ever required.

- Whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below.

- How it would pursue rights under the debt securities if there were a default or other event triggering the need for direct holders to act to protect their interests.

DIRECT HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to persons or entities who are the direct holders of debt securities, such as those who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or through other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities, as described below. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but fails to do so.

GLOBAL SECURITIES

     WHAT IS A GLOBAL SECURITY? A global security is a special type of indirectly held security, as described above under "Street Name and Other Indirect Holders." If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that a global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary.

     Any person wishing to own a debt security included in the global security must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.

     SPECIAL INVESTOR CONSIDERATIONS FOR GLOBAL SECURITIES. As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a direct holder of debt securities and instead deal only with the depositary that holds the global security.

     If you are an investor in debt securities that are issued only in the form of global securities, you should be aware that:

- You ordinarily cannot get debt securities registered in your own name.

- You ordinarily cannot receive physical certificates for your interest in the debt securities.

- You will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities. See "Street Name and Other Indirect Holders" on page 5.

- You may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

- The depositary's policies will govern payments, transfers, exchange and other matters relating to your interest in the global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in the global security. We and the trustee also do not supervise the depositary in any way.

- The depositary will require that interests in a global security be purchased or sold within its system using immediate funds for settlement.

     SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED. In a few special situations described later, the global security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your own bank or broker to find out how to have your interests in debt securities transferred to your own name, so that you will be a direct holder. The rights of street name investors and direct holders in the debt securities have been previously described in the subsections entitled "Street Name and Other Indirect Holders" on page 5 and "Direct Holders" on page 6.

     The special situations for termination of a global security are:

- When the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary,

- When we notify the trustee that we wish to terminate the global security, or

- When an event of default on the debt securities has occurred and has not been cured. Defaults are discussed later under "Events of Default" on pages 13 and 14.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a global security terminates, the depositary, and not we or the trustee, is responsible for determining the names of the institutions that will be the initial direct holders. (sections 204 and 305)

IN THE REMAINDER OF THIS DESCRIPTION, "YOU" MEANS DIRECT HOLDERS AND NOT STREET NAME OR OTHER INDIRECT HOLDERS OF DEBT SECURITIES. INDIRECT HOLDERS SHOULD READ THE PREVIOUS SUBSECTION ON PAGE 5 ENTITLED "STREET NAME AND OTHER INDIRECT HOLDERS."

                   OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

- ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments.

- Your rights in several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities.

- RESTRICTIVE COVENANTS contained in the indenture that limit our ability to incur liens and other encumbrances on major properties and the voting stock of some of our U.S. operating subsidiaries and our ability to enter into sale and leaseback transactions. A particular series of debt securities may have additional restrictive covenants.

- The circumstances under which we may effect DEFEASANCE of a particular series of debt securities.

- Events of DEFAULT and your rights if we DEFAULT or experience other financial difficulties.

- OUR RELATIONSHIP WITH THE TRUSTEE.

                              ADDITIONAL MECHANICS

FORM, EXCHANGE AND TRANSFER

     The debt securities will be issued:

- only in fully registered form

- without interest coupons

- unless otherwise indicated in the prospectus supplement, in denominations that are integral multiples of $1,000. (section 302)

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (section
305) This is called an exchange.

     You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of direct holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered direct holders is called the security registrar. It will also perform transfers. (section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (section 305)

     If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (section 1002)

     If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (section 305)

PAYMENT AND PAYING AGENTS

     We will pay interest to you if you are a direct holder listed in the trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the regular record date and is stated in the prospectus supplement. (section 307)

     Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in New York City. (section 1002) That office is currently located at 100 Wall Street, Suite 2000, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

     We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee's corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the trustee of changes in the paying agents for any particular series of debt securities. (section 1002)

NOTICES

     We and the trustee will send notices regarding the debt securities only to direct holders, using their addresses as listed in the trustee's records. (sections 101 and 106)

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee or any other paying agent. (section 1003)

                               SPECIAL SITUATIONS

MERGERS AND SIMILAR EVENTS

     We are generally permitted under the indenture to consolidate or merge with another company or firm. We are also permitted to sell or lease substantially all of our assets to another firm. However, we may not take any of these actions unless the following conditions, among others, are met:

- Where we merge out of existence or sell or lease substantially all our assets, the other firm may not be organized under a foreign country's laws, that is, it must be a corporation, partnership or trust organized under the laws of a State or the District of Columbia or under federal law and it must agree to be legally responsible for the debt securities. (section 801)

- The merger, sale of assets or other transaction must not bring about a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us notice of our default or our default having to exist for a specific period of time were disregarded. (section 801)

- It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in our property over other lenders or over our general creditors if we fail to repay them. We have promised to limit these preferential rights, called liens, as discussed later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." If a merger or other transaction would create any liens which are not permitted under the indenture, we must grant an equivalent lien to the direct holders of the debt securities. (sections 801 and 1006)

- If we merge out of existence or sell substantially all our assets and the other firm becomes the successor to General Mills and is legally responsible for the debt securities, we will be relieved of our own responsibility for the debt securities. (section 802)

MODIFICATION AND WAIVER

     There are three types of changes we can make to the indenture and the debt securities.

     CHANGES REQUIRING YOUR APPROVAL. First, there are changes that cannot be made to your debt securities without your specific approval. A list of these follows:

- change the stated payment due date of the principal or interest on a debt security;

- reduce any amounts due on a debt security;

- reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

- change the place or currency of payment on a debt security;

- impair your right to sue for payment;

- reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

- reduce the percentage of holders of debt securities whose consent is needed to waive compliance with provisions of the indenture or to waive defaults;

- modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentages required or provide that other provisions of the indenture cannot be changed without the consent of any direct holder affected by the change. (section 902)

     CHANGES NOT REQUIRING APPROVAL. The second type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect direct holders of the debt securities. (section 901)

     CHANGES REQUIRING A MAJORITY VOTE. Third, we need a vote by direct holders of debt securities owning a majority of the principal amount of the particular series affected to obtain a waiver of the restrictive covenants, including the one described later under "Restrictive Covenants-Limitation on Liens on Major Property and U.S. Operating Subsidiaries." (section 1008) We also need such a majority vote to obtain a waiver of any past default, except a payment default on principal or interest or concerning a provision of the indenture that can't be changed without the consent of the direct holder. (section 513) In addition, most other changes to the indenture and the debt securities also require a majority vote of the direct holders. (section 902)

     FURTHER DETAILS CONCERNING VOTING. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

- For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of those debt securities were accelerated to that date because of a default.

- For debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security determined by our board of directors or described in the prospectus supplement.

- For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

     Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside money in trust for you for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described on page 12 under "Full Defeasance." (section 101)

     We will generally be entitled to set any day as a record date for the purpose of determining the direct holders of outstanding debt securities that are entitled to vote or take other action under the indenture. (section 301) In some circumstances, the trustee will be entitled to set a record date for action by holders.

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW APPROVAL MAY BE GRANTED OR DENIED IF WE WISH TO CHANGE THE INDENTURE OR THE DEBT SECURITIES OR REQUEST A WAIVER.

                             RESTRICTIVE COVENANTS

LIMITATION ON LIENS ON MAJOR PROPERTY AND U.S. OPERATING SUBSIDIARIES

     Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called liens. In the indenture, we promise not to create, issue, assume, incur or guarantee any indebtedness for borrowed money that is secured by a mortgage, pledge, lien, security interest or other encumbrance on

- any flour mill, manufacturing or packaging plant, or research laboratory located in North America and owned by us or one of our current or future United States or Canadian operating subsidiaries, or

- any stock or debt issued by one of our current or future United States or Canadian operating subsidiaries unless we also secure all the debt securities that are still outstanding under the indenture equally with the indebtedness being secured. (section 1006) This promise does not restrict our ability to sell or otherwise dispose of our interests in any U.S. operating subsidiary.

     These requirements do not apply to liens

- existing on February 1, 1996 and any extensions, renewals or replacements of those liens;

- relating to the construction, improvement or purchase of a flour mill, plant or laboratory;

- in favor of us or one of our U.S. or Canadian operating subsidiaries;

- in favor of governmental units for financing construction, improvement or purchase of our property;

- existing on any property, stock or debt existing at the time we acquire it, including liens on property, stock or debt of a U.S. operating subsidiary at the time we acquire it;

- relating to the sale of our property;

- for work done on our property;

- relating to workers' compensation, unemployment insurance and similar obligations;

- relating to litigation or legal judgments;

- for taxes, assessments or governmental charges not yet due; and

- consisting of easements or other restrictions, defects in title or encumbrances on our real property.

We may also avoid securing the debt securities equally with the indebtedness being secured if the amount of the indebtedness being secured plus the value of any sale and lease back transactions, as described below, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section 1006)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     In the indenture, we also promise that we and our U.S. operating subsidiaries will not enter into any "sale and leaseback transactions" on any of our flourmills, manufacturing or packaging plants or research laboratories located in North America (referred to in the indenture as "principal properties") unless we satisfy some restrictions. A sale and leaseback transaction involves our sale to a lender or other investor of a property of ours and our lease back of the property from that party for more than three years, or a sale of a property to, and its lease back for three or more years from, another person who borrows the necessary funds from a lender or other investor on the security of the property.

     We may enter into a sale and leaseback transaction covering any of our principal properties only if

1. it falls into the exceptions for liens described above under "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries"; or

2. within 180 days after the property sale, we set aside for the retirement of funded debt, meaning notes or bonds which mature at or may be extended to a date more than 12 months after issuance, an amount equal to the greater of:

     (a) the net proceeds of the sale of the principal property, or

     (b) the fair market value of the principal property sold,

and in either case, minus

       (1) the principal amount of any debt securities delivered to the trustee for retirement within 120 days after the property sale, and

       (2) the principal amount of any funded debt, other than debt securities, voluntarily retired by us within 120 days after the property sale; or

3. the attributable value, as described below, of all sale and leaseback transactions plus any indebtedness which we incur that, but for the exception in the last paragraph of "Restrictive Covenants -- Limitations on Liens on Major Property and U.S. Operating Subsidiaries" above, would have required us to secure the debt securities equally with it, is 15% or less than the amount of our consolidated total assets minus our consolidated non-interest bearing current liabilities, as reflected on our consolidated balance sheet. (section
   1007)

     We determine the attributable value of a sale and leaseback transaction by choosing the lesser of (1) and (2):

(1) sale price of  X  remaining portion of

    leased property    base term of lease
                       -----------------
                       base term of lease

(2) the total obligation of the lessee for rental payments during the remaining portion of the base term of the lease, discounted to present value at the highest interest rate on any outstanding series of debt securities. The rental payments in this calculation do not include amounts for property taxes, maintenance, repairs, insurance, water rates and other items which are not payments for the property itself. (section 101)

                                   DEFEASANCE

     The following discussion of full defeasance and covenant defeasance will apply to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement. (section 1301)

     FULL DEFEASANCE. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called full defeasance, if we put in place the following arrangements for you to be repaid:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

- We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

     If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. (sections 1302 and 1304)

     COVENANT DEFEASANCE. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

- We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

- We must deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

     If we accomplish covenant defeasance, the following provisions among others of the indenture and the debt securities would no longer apply:

- Our promises regarding conduct of our business previously described on pages 10 and 11 under "Restrictive Covenants" and any other covenants applicable to the series of debt securities and described in the prospectus supplement.

- The condition regarding the treatment of liens when we merge or engage in similar transactions, as described on page 9 under "Mergers and Similar Events."

- The Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described below under "What Is an Event of Default?"

     If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall in the trust deposit. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (sections 1303 and 1304)

                          DEFAULT AND RELATED MATTERS

EQUAL RANKING WITH OUR OTHER UNSECURED CREDITORS

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other unsecured debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

EVENTS OF DEFAULT

     You will have special rights if an event of default occurs and is not cured, as described later in this subsection.

     WHAT IS AN EVENT OF DEFAULT? For each series of debt securities the term "event of default" means any of the following:

- We do not pay interest on a debt security within 30 days of its due date.

- We do not pay the principal or any premium on a debt security on its due date.

- We do not deposit money into a separate custodial account, known as a sinking fund, when such a deposit is due, if we agree to maintain a sinking fund.

- We remain in breach of the restrictive covenants described previously under "Restrictive Covenants "or any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of debt securities of the affected series.

- We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

- Any other event of default described in the prospectus supplement occurs. (section 501)

     REMEDIES IF AN EVENT OF DEFAULT OCCURS. In the event of our bankruptcy, insolvency or other similar proceeding, all of the debt securities of the affected series will automatically be due and immediately payable. If a non-bankruptcy event of default has occurred and has not been cured, the trustee or the direct holders of not less than 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity.

     A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series, if

- we pay or deposit with the trustee an amount sufficient to pay

     - all overdue interest;

     - principal and premium, if any, which has become due other than as a result of the acceleration, plus any interest on that principal;

     - interest on overdue interest, if that payment is lawful;

     - amounts paid or advanced by the trustee and reasonable trustee compensation and expenses; and

- all defaults on any restrictive covenants have been waived or cured. (section
  502)

     Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any direct holders unless the holders offer the trustee reasonable protection from expenses and liability, called an indemnity. (section 603) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (section
512)

     Before you may bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

- You must give the trustee written notice that an event of default has occurred and remains uncured.

- The direct holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

- The trustee must have not received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice.

- The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (section 507)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (section 508)

STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     We will provide to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default that we know about. (section 1004)

                       OUR RELATIONSHIP WITH THE TRUSTEE

     The trustee is also trustee under our July 1, 1982 indenture and acts as an agent for the issuance of our U.S. commercial paper. U.S. Bank National Association provides cash management and other banking and advisory services to us in the normal course of business.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents.

     The distribution of the debt securities offered under the prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     We may also determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe in the related prospectus supplement how any such auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations.

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities offered under the prospectus may be underwriters as defined in the Securities Act. Any underwriters or agents will be identified and their compensation (including underwriting discount) will be described in the prospectus supplement. The prospectus supplement will also describe the other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain liabilities.

                          VALIDITY OF DEBT SECURITIES
                                  WE MAY OFFER

     The validity of the debt securities will be passed upon for General Mills by Elizabeth L. Wittenberg, Associate General Counsel. Ms. Wittenberg owns, directly and indirectly, shares of General Mills common stock, and has exercisable options to purchase additional shares of General Mills common stock granted under General Mills option plans. Davis Polk & Wardwell will issue a legal opinion as to certain matters for any agents, underwriters or dealers.

                                    EXPERTS

     The consolidated financial statements and schedules of General Mills and its subsidiaries as of May 27, 2001 and May 28, 2000 and for each of the fiscal years in the three-year period ended May 27, 2001 have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, which reports are also incorporated by reference in this prospectus and upon the authority of KPMG LLP as experts in accounting and auditing.

                            WHERE YOU CAN FIND MORE
                                  INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities described in this prospectus:

- Annual Report on Form 10-K for the year ended May 27, 2001;

- Quarterly Report on Form 10-Q for the quarter ended August 26, 2001;

- Current Reports on Form 8-K filed November 15, 2001, November 5, 2001, and November 2, 2001.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

    Corporate Secretary
    Number One General Mills Blvd.
    Minneapolis, MN 55426
    (763) 764-2167

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee........................................   $ 1,912,000
Accountant's fees and expenses..............................      150,000*
Attorneys' fees and expenses................................       50,000*
Printing and engraving expenses.............................      100,000*
Fees and expenses of trustee................................       25,000*
Rating Agencies fees........................................    2,750,000*
Listing fees................................................       25,000*
Miscellaneous...............................................       13,000*
                                                               -----------
          Total.............................................   $5,025,000*
                                                               ===========

------------------

*  Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under provisions of the By-laws of the Company, each person who is or was a director or officer of the Company shall be indemnified by the Company as of right to the full extent permitted or authorized by Section 145 of the General Corporation Law of Delaware.

     Under Section 145 of the Delaware General Corporation Law, the directors and officers of the Company are entitled, under certain circumstances, to be indemnified by it against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such directors and officers, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders, independent legal counsel, a majority of the disinterested directors or a committee of disinterested directors that indemnification is proper in the circumstances because the indemnitee has met the applicable statutory standard of conduct.

     The Company maintains standard policies of directors' and officers' liability insurance.

     The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 16.  EXHIBITS.

NUMBER                              DESCRIPTION
------                              -----------
  1.1    --    Form of Underwriting Agreement (to be filed by amendment or on a Current Report on Form 8-K at the time of offer).
  4.1    --    Indenture, dated February 1, 1996 between General Mills and
               U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the General Mills Form S-3
               Registration Statement No. 333-00745).
  4.2    --    Proposed form of debt securities (included in Exhibit 4.1).
  5      --    Opinion of Elizabeth L. Wittenberg, including her consent
               therein.
 12      --    Statement re ratios of earnings to fixed charges
               (incorporated by reference to Exhibit 12 to the Registrant's
               Quarterly Report on Form 10-Q for the quarterly period ended
               August 26, 2001).
 23.1    --    Consent of KPMG LLP.
 23.2    --    Consent of Elizabeth L. Wittenberg (included in Exhibit 5).
 24      --    Powers of Attorney.
 25      --    Form T-1 Statement of Eligibility and Qualification under
               the Trust Indenture Act of 1939 of U.S. Bank National
               Association.

ITEM 17.  UNDERTAKINGS.

1.  The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

4.  The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, General Mills certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf, in the City of Golden Valley (Minneapolis), State of Minnesota, on the 21st day of December, 2001.

                                          GENERAL MILLS, INC.

                                          By     /s/ James A. Lawrence
                                            ------------------------------------
                                                     James A. Lawrence
                                                  Executive Vice President
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

         SIGNATURE                       TITLE
         ---------                       -----              )
                                                            )
Stephen W. Sanger             Chairman of the Board and     )
                                                            )
                              Chief Executive Officer
Stephen R. Demeritt           Director, Vice Chairman       )
Livio D. DeSimone             Director                      )
William T. Esrey              Director                      )       /s/ Siri S. Marshall
Raymond V. Gilmartin          Director                      )         Siri S. Marshall
Judith Richards Hope          Director                      )         Attorney-in-fact
Robert L. Johnson             Director                      )         December 21, 2001
John Keenan                   Director                      )
Heidi G. Miller               Director                      )
A. Michael Spence             Director                      )
Dorothy A. Terrell            Director                      )
Raymond G. Viault             Director, Vice Chairman       )
Paul S. Walsh                 Director                      )


  /s/  James A. Lawrence      Executive Vice President,               December 21, 2001
---------------------------     Chief Financial Officer
     James A. Lawrence


   /s/  Kenneth L. Thome      Senior Vice President,                  December 21, 2001
---------------------------     Financial Operations
     Kenneth L. Thome           (Principal Accounting
                                Officer)

                                 EXHIBIT INDEX

NUMBER                              DESCRIPTION
------                              -----------
  1.1    --    Form of Underwriting Agreement (to be filed by amendment or on a Current Report on Form 8-K at the time of offer).
  4.1    --    Indenture, dated February 1, 1996 between General Mills and
               U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the General Mills Form S-3
               Registration Statement No. 333-00745).
  4.2    --    Proposed form of debt securities (included in Exhibit 4.1).
  5      --    Opinion of Elizabeth L. Wittenberg, including her consent
               therein.
 12      --    Statement re ratios of earnings to fixed charges
               (incorporated by reference to Exhibit 12 to the Registrant's
               Quarterly Report on Form 10-Q for the quarterly period ended
               August 26, 2001).
 23.1    --    Consent of KPMG LLP.
 23.2    --    Consent of Elizabeth L. Wittenberg (included in Exhibit 5).
 24      --    Powers of Attorney.
 25      --    Form T-1 Statement of Eligibility and Qualification under
               the Trust Indenture Act of 1939 of U.S. Bank National
               Association.